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                                                                   EXHIBIT 6.18


                       AMERICAN INDEPENDENT NETWORK, INC.
                                PROMISSORY NOTE


THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT FOR THE HOLDER'S OWN ACCOUNT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION OF SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS ("BLUE SKY LAWS"). AN OFFER TO SELL OR TRANSFER OR THE SALE OR TRANSFER OF THESE SECURITIES IS UNLAWFUL UNLESS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PERMIT, AS APPLICABLE, UNDER THE SECURITIES ACT OR APPLICABLE BLUE SKY LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS IS AVAILABLE OR AN OPINION OF COUNSEL, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, IS PROVIDED TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS.
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                       AMERICAN INDEPENDENT NETWORK, INC.
                                PROMISSORY NOTE


Amount: $100,000                                       Dated: ____________, 1997

        FOR VALUE RECEIVED, the undersigned, American Independent Network, Inc., a Delaware corporation ("Maker"), promises to pay to the order of Frank J. Lyons, ("Lender"), the principal sum of One Hundred Thousand Dollars ($100,000) (the "Amount Advanced") on or before the end of the ninety (90) day term set forth below.

        1.      INTEREST AND MATURITY DATE.

                The principal under this Promissory Note (the "Note") shall bear interest at a flat rate of $10,000, payable at maturity, with a term of ninety (90) days from the date of issuance (the "Maturity Date").

        2.      COMPUTATION.

                Interest not paid when due shall be added to the unpaid principal balance and shall thereafter bear interest at the same rate as principal. All payments (including prepayments) hereunder are to be applied to the payment of principal. Accrued interest shall be computed on the basis of a 360 day year, based on the actual number of days elapsed.

        3.      PAYMENT.

                Except as otherwise set forth herein, the unpaid principal under this Note, plus all accrued but unpaid interest thereon, shall be due and payable at the Maturity Date. All principal and interest payments are due at 5:00 P.M. Pacific Standard Time on the date due, payable in lawful money of the United States.

        4.      VOLUNTARY PREPAYMENT.

                Maker may, at any time, prepay the unpaid Amount Advanced evidenced by this Promissory Note, or any interest due hereunder, in whole or in part, without penalty or premium, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment. If any such prepayment is less than a full repayment, then such





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prepayment shall be applied first to the payment of accrued interest and the remaining balance shall be applied to the payment of principal.

        5.      COMMON STOCK; ANTI-DILUTION RIGHTS; PIGGY-BACK REGISTRATION
                RIGHTS.

                In consideration thereof, AIN will issue to Lender twenty thousand (20,000) shares of Common Stock.

                5.1 Anti-Dilution Rights. All shares of Common Stock issued to Lender, pursuant to Section 3 of this Agreement, shall include anti-dilution rights through the date immediately preceding the Company's initial public offering.

                5.2 Piggy-Back Registration Rights. All shares of Common Stock issued to Lender, pursuant to Section 3 of this Agreement, shall include unlimited piggy-back registration rights.

        6.      USURY MATTERS.

                It is expressly stipulated and agreed to be the intent of Maker and Lender to comply with, at all times, the applicable state law governing the maximum rate or amount of interest payable on the Note (or applicable federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable state law). In the event the applicable law is judicially interpreted so as to render usurious any amount called for under the Note or contracted for, charged, taken, reserved or received with respect to such indebtedness, or if Lender's exercise of his, her or its option to accelerate the maturity of the Note, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is the express intent of both Maker and Lender that all excess amounts theretofore collected by Lender be credited to the principal balance of the Note (or, if this Note has been or would thereby be paid in full, refunded to Maker). In the event such judicial interpretation is applied to this Note, the provisions of this Note shall immediately be deemed amended and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new, or amendment to any existing, document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount legally permitted.

        7.      WAIVERS.

                Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.




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        8.      DEFAULT.

                Maker shall be deemed in default if any of the following events occur: (a) Maker fails to make any payments hereunder when due and fails to make such payment within twenty (20) days of such due date; (b) the entry of a decree or order by a court having appropriate jurisdiction adjudging Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or liquidation of Maker under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee over any substantial portion of Maker's property, or ordering the winding up or liquidation of Maker's affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; (c) the institution of Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of Maker; (d) default in the obligation of Maker for borrowed money, other than this Note, which shall continue for a period of sixty
(60) days, or any event that results in acceleration of the maturity of any indebtedness of Maker under any note, indenture, contract, or agreement; (e) Maker fails to comply with any material term, obligation, covenant, or condition contained in the certain Bridge Loan and Security Agreement, by and between the Parties relating to this Note, within twenty (20) days after receipt of written notice from Lender demanding such compliance; (f) any representation or statement made or furnished to Lender by Maker or on Maker's behalf is false or misleading in any material respect; (g) any levy, seizure, attachment, lien, or encumbrance of or on Maker's property, other than those existing as of the date hereof, which is not discharged by Maker within twenty
(20) days; and (h) any sale, transfer, or disposition of a material amount of Maker's property, other than in the ordinary course of business, without the written consent of the Lender.

                8.1     CURE.

                        Maker shall be provided a period of thirty (30) days from the date of an event of default, as defined in Section 8 hereinabove, to cure a default. In the event Maker fails to cure any default within such time period, including the payment of all costs and expenses provided for this Note and under the Bridge Loan and Security Agreement by and among Maker and Lender, Lender may immediately enforce any and all rights provided to him under this Note and the Bridge Loan and Security Agreement.

        9.      LATE PAYMENT FEES.

                It would be impracticable to fix the amount of Lender's extra expense involved in handling a delinquent payment if any amounts due under this Note are not paid when due. Accordingly, Maker agrees to pay to Lender a late payment charge equal to three percent (3%) of the amount due on any payment required under this Note which is received by Lender




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more than ten (10) days after the due date. Maker agrees that this charge is a reasonable estimate of extra expenses the Lender will incur, and is not a penalty.

        10.     ACCELERATION ATTORNEY'S FEES.

                At the option of the Lender, and without demand or notice, all principal and any unpaid interest shall become immediately due and payable upon an event of default as set forth in Section 8 hereinabove. Any reasonable attorney's fees and other expenses incurred by the Lender in enforcing any of its rights hereunder or from a bankruptcy filing relating to the Maker, or any of the other events described in Section 8 and 9 hereinabove, shall be deemed additional indebtedness of the Maker and added to the principal amount of the Note, irrespective of whether Lender files suit against Maker.

        11.     SECURITY INTERESTS.

                It is further understood that this Note is secured by the security interests granted to Lender pursuant to the Bridge Loan and Security Agreement between the Parties.

        12.     SECTION HEADINGS.

                Headings and numbers have been set forth for convenience only. Unless the contrary is compelled by the context, the language set forth in each paragraph applies equally to the entire Note.

        13.     AMENDMENTS IN WRITING.

                This Note may only be changed, modified or amended in writing signed by the Parties.

        14.     CHOICE OF LAW.

                The Note and all transactions hereunder and evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of California.

        15.     WAIVER OF TRIAL BY JURY.

                For separate and legal consideration received, Maker hereby waives, to the extent permitted under applicable law, any right to trial by jury in any action or proceeding relating to the Note.


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Made and Executed at

Haltom City, Texas

American Independent Network, Inc.
a Delaware Corporation



/s/ RANDY MOSELEY
-------------------------------------
Randy Moseley
President, Chief Financial Officer









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